Exhibit 10.23
CHARTER JET POLICY & PROCEDURES
Personal Use Of Aircraft Chartered By The Company
Kennametal Inc. (the “Company”) may make available aircraft owned, leased or chartered by it for personal use by executive officers of the Company if such corporate aircraft is not otherwise being used for business purposes.
APPROVAL OF USE
A request by any executive (other than the Chief Executive Officer) for personal use of an aircraft owned, leased or chartered by the Company must be approved by the Chief Executive Officer. A request by the Chief Executive Officer for the personal use of such aircraft must be pre-approved by either the Chief Financial Officer or the General Counsel, or by the Compensation Committee of the Board of Directors if the request for personal use by the Chief Executive Officer came after the use had already occurred. Any executive desiring to use such aircraft for personal use must complete the request form attached to the Charter Jet Policy & Procedures and deliver such form to the Chief Executive Officer (or the Chief Financial Officer or General Counsel in the case of the Chief Executive Officer) for approval. The approved request form must then be promptly submitted to the payroll department at the executive’s location.
COST OF USE
Imputation of Income. Taxable income will be imputed to the executive (considered compensation) for each personal trip at a rate equivalent to the Standard Industry Fare Level formula calculation (SIFL), or such other calculation as may be required under applicable IRS rules and regulations, for that trip for the executive and each family member or guest over the age of two.
“Hitchhiker” Rules. The “hitchhiker” rules apply when a flight is for business purposes, but certain passengers on the flight (referred to as “hitchhikers”) come along for non-business purposes. If at least one-half (1/2) of the regular seating capacity on the aircraft is occupied by employees whose flights are primarily for employer’s business purposes, no income will be imputed to an executive and/or an immediate family member of an executive who is a hitchhiker. If less than one-half (1/2) of the regular seating capacity on the aircraft is occupied by employees whose flights are primarily for employer’s business purposes, then income using the SIFL formula will be imputed to an executive and/or an immediate family member of an executive who is a hitchhiker.
Other Charges. All other charges such as catering, ground transportation and other extra charges incurred by the executive while using the corporate aircraft for personal use will be imputed to the executive (considered compensation) at their actual cost to the Company.